Exhibit 107

Calculation of Filing Fee Tables

Form S-8

Registration Statement Under

The Securities Act Of 1933

(Form Type)

STANDEX INTERNATIONAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (2)	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Equity	Common Stock, $1.50 par value per share	457(c) and 457(h)	400,000	$96.88	$38,752,000	$92.70 per $1,000,000	$3,592.31
Total Offering Amounts					$38,752,000		$3,592.31
Total Fee Offsets							—
Net Fee Due							$3,592.31

(1)

The Form S-8 registration statement to which this Exhibit 107 is attached registers an additional 400,000 shares of common stock, par value $1.50 per share, of Standex International Corporation (the “Company”) for offer and sale pursuant to the Company’s 2018 Omnibus Incentive Plan (the “Plan”), together with additional shares of Common Stock which may become issuable under the Company's 2018 Omnibus Incentive Plan as the result of a stock split, stock dividend or similar transaction affecting the Common Stock, pursuant to Rule 426(a) and (b) under the Securities Act of 1933.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended. The offering price and registration fee are based on a price of $96.88 per share, which price is the average of the high and low prices for the common stock, as reported on the New York Stock Exchange on August 3, 2022, which date is within five business days prior to filing this Registration Statement.